Exhibit A

Effective September 1, 2025

Fund	Percent of Net Assets	Term
Eventide Gilead Fund	Class A – 1.67% Class C – 2.42% Class I – 1.42% Class N – 1.62% Class T – 1.67%	October 31, 2026
Eventide Healthcare & Life Sciences Fund	Class A – 1.68% Class C – 2.43% Class I – 1.43% Class N – 1.63% Class T – 1.68%	October 31, 2026
Eventide Multi-Asset Income Fund	Class A – 1.07% Class C – 1.82% Class I – 0.82% Class N – 1.02% Class T – 1.07%	October 31, 2026
Eventide Dividend Opportunities Fund	Class A – 1.20% Class C – 1.95% Class I – 0.95% Class N – 1.15% Class T – 1.20%	October 31, 2026
Eventide Limited-Term Bond Fund	Class A – 0.70% Class C – 1.45% Class I – 0.45% Class N – 0.65% Class T – 0.70%	October 31, 2026
Eventide Exponential Technologies Fund	Class A - 1.60% Class C - 2.35% Class I - 1.35% Class N - 1.55%	October 31, 2026

Eventide Core Bond Fund	Class A – 0.73% Class C – 1.48% Class I – 0.48% Class N – 0.68%	October 31, 2026
Eventide Large Cap Focus Fund	Class A – 1.19% Class C – 1.94% Class I – 0.94% Class N – 1.14%	October 31, 2026

EVENTIDE ASSET MANAGEMENT, LLC

By: __/s/ Robin John_______________

Robin John, Chief Executive Officer

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MUTUAL FUND SERIES TRUST

By: __/s/ Jennifer Bailey____________

Jennifer Bailey, Secretary